Exhibit 10.27

TYCO SUPPLEMENTAL SAVINGS

AND RETIREMENT PLAN

Amended and Restated Effective

January 1, 2005

TABLE OF CONTENTS

ARTICLE I	Purpose

1.1.	Supplemental Executive Retirement Plan
1.2.	Deferred Compensation Plan
1.3.	Compliance with Code Section 409A

ARTICLE II	Definitions

2.1.	Account
2.2.	Base Salary
2.3.	Base Salary Deferral
2.4.	Beneficiary(ies)
2.5.	Board
2.6.	Bonus Compensation
2.7.	Bonus Compensation Deferral
2.8.	Cause
2.9.	Change of Control
2.10.	Code
2.11.	Commission Compensation
2.12.	Commission Compensation Deferral
2.13.	Company
2.14.	Company Credit
2.15.	Compensation
2.16.	Compensation Deferral
2.17.	Disability
2.18.	Discretionary Credit
2.19.	Effective Date and Amendment Effective Date
2.20.	Eligible Employee
2.21.	Enrollment and Payment Agreement
2.22.	Exchange Act
2.23.	Fiscal Year
2.24.	In-Service Payment
2.25.	Matching Credit
2.26.	Maximum Matching Percentage
2.27.	Measurement Funds
2.28.	Participant
2.29.	Plan
2.30.	Plan Administrator
2.31.	Plan Year
2.32.	Responsible Company
2.33.	Retirement
2.34.	RSIP
2.35.	RSIP Election
2.36.	SERP
2.37.	Spillover Deferrals
2.38.	Termination Date

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2.39.	Termination Payment
2.40.	TIL
2.41.	Year of Service

ARTICLE III	Administration

3.1.	Plan Administrator

ARTICLE IV	Eligibility for Participation

4.1.	Current Eligible Employees
4.2.	Future Employees

ARTICLE V	Basic Deferral Participation

5.1.	Election to Participate
5.2.	Amount of Deferral Election
5.3.	Deferral Limits
5.4.	Period of Commitment
5.5.	Change of Status
5.6.	Vesting of Compensation Deferrals

ARTICLE VI	Spillover Participation/Matching, Company and Discretionary Credits

6.1.	Spillover Election
6.2.	Matching Credits
6.3.	Company Credits
6.4.	Discretionary Credits
6.5.	Vesting of Matching, Company and Discretionary Credits

ARTICLE VII	Participant Account

7.1.	Establishment of Account
7.2.	Earnings (or Losses) on Account
7.3.	Valuation of Account
7.4.	Statement of Account
7.5.	Payments from Account
7.6.	Separate Accounting

ARTICLE VIII	Payments to Participants

8.1.	Annual Election
8.2.	Change in Election
8.3.	Cash-Out Payments
8.4.	Death or Disability Benefit
8.5.	Valuation of Payments
8.6.	Unforeseeable Emergency
8.7.	Withholding Taxes

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8.8.	Effect of Payment

ARTICLE IX	Claims Procedures

9.1.	Claim
9.2.	Claim Decision
9.3.	Request for Review
9.4.	Review of Decision
9.5.	Special Appeals Committee

ARTICLE X	Miscellaneous

10.1.	Protective Provisions
10.2.	Inability to Locate Participant or Beneficiary
10.3.	Designation of Beneficiary
10.4.	No Contract of Employment
10.5.	No Limitation on Company Actions
10.6.	Obligations to Company
10.7.	No Liability for Action or Omission
10.8.	Nonalienation of Benefits
10.9.	Liability for Benefit Payments
10.10.	TIL Guarantee
10.11.	Unfunded Status of Plan
10.12.	Forfeiture for Cause
10.13.	Governing Law
10.14.	Severability of Provisions
10.15.	Headings and Captions
10.16.	Gender, Singular and Plural
10.17.	Notice
10.18.	Amendment and Termination
10.19.	Delay of Payment for Specified Employees
10.20.	Special Rule Regarding Election Changes in 2005

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TYCO SUPPLEMENTAL SAVINGS AND

RETIREMENT PLAN

Amended and Restated Effective

January 1, 2005

ARTICLE I

Purpose

1.1.          Supplemental Executive Retirement Plan.  Tyco International (US) Inc. previously established and maintained the Tyco International (US) Supplemental Executive Retirement Plan (“SERP”).  The purpose of the SERP was to provide certain of the key employees of Tyco International (US) Inc. and the key employees of its parents, subsidiaries and affiliates with benefits intended to make up for amounts that could not be contributed on their behalf as matching contributions under the Tyco International (US) Inc. Retirement Savings and Investment Plan (“RSIP”) due to certain restrictions applicable under the Internal Revenue Code of 1986, as amended (the “Code”).  In connection with the amendment and restatement of this Plan (as defined below), and in light of the enactment of Code Section 409A, the SERP was frozen as of December 31, 2004; benefits accrued under that plan as of December 31, 2004 will remain payable in accordance with its current terms (subject to any changes made in such terms for benefits not vested as of December 31, 2004 in order to comply with the provisions of Code Section 409A and regulations thereunder), but there will be no further benefit accruals under the SERP from and after December 31, 2004.

1.2.          Deferred Compensation Plan.  TME Management Corp. adopted the Tyco Deferred Compensation Plan, effective April 1, 1994, to allow a select group of key management or other highly compensated employees of the Company and its parents, affiliates and subsidiaries to defer the receipt of compensation that would otherwise be payable to them. TME Management Corp. hereby amends and restates the Tyco Deferred Compensation Plan, effective as of January 1, 2005, to (i) rename it the Tyco Supplemental Savings and Retirement Plan (“Plan”), (ii) change certain of the Plan’s provisions applicable to future deferred compensation elections, and (iii) provide for additional benefits intended to make up for contributions that cannot be made under the RSIP for the benefit of certain key employees due to certain restrictions applicable under the Code.  TME Management Corp. intends that the Plan shall at all times be maintained on an unfunded basis for federal income tax purposes under the Code, and administered as a non-qualified, “top hat” plan exempt from the substantive requirements of the Employee Retirement Income Security of 1974, as amended (“ERISA”).  The provisions of this Plan as herein amended and restated shall apply to Base Salary Deferrals, Commission Compensation Deferrals, Spillover

Deferrals, Matching Credits, Company Credits and Discretionary Credits for Plan Years beginning on or after January 1, 2005, to Bonus Compensation Deferrals for Fiscal Years beginning on or after October 1, 2004, and to any earnings credited thereon.  Prior deferrals under the Tyco Deferred Compensation Plan and earnings thereon shall continue to be administered in accordance with the terms of the Tyco Deferred Compensation Plan as in effect prior to this amendment and restatement and with any elections made thereunder.

1.3.          Compliance with Code Section 409A.  The terms of this Plan are intended to, and shall be interpreted and applied so as to, comply in all respects with the provisions of Code Section 409A and regulations and rulings thereunder.

ARTICLE II

Definitions

For ease of reference, the following definitions will be used in the Plan:

2.1.          Account.  “Account” means the account maintained on the books of the Company used solely to calculate the amount payable to each Participant who defers Compensation under this Plan or is otherwise entitled to a benefit under Article VI and shall not constitute a separate fund of assets.

2.2.          Base Salary.  “Base Salary” means the annual rate of base salary paid to each Participant as of any date of reference before any reduction for any amounts deferred by the Participant pursuant to Section 401(k) or Section 125 of the Code, or pursuant to this Plan or any other non-qualified plan which permits the voluntary deferral of compensation.

2.3.          Base Salary Deferral.  “Base Salary Deferral” means that portion of Base Salary as to which a Participant has made an election to defer receipt pursuant to Article V.

2.4.          Beneficiary(ies).  “Beneficiary” or “Beneficiaries” means the person or persons designated by the Participant to receive payments under this Plan in the event of the Participant’s death as provided in Section 10.3.

2.5.          Board.  “Board” means the Board of Directors of TIL.

2.6.          Bonus Compensation.  “Bonus Compensation” means any annual performance-based cash bonus or incentive compensation payable to a Participant as of any date of reference before any reduction for any amounts deferred by the Participant pursuant to Section 401(k) or Section 125 of the Code, or pursuant to this Plan or any other non-qualified plan which permits the voluntary deferral of compensation.  Bonus Compensation shall not include any special or one-time bonus payment or any amount paid under any equity incentive plan (other than the Annual Performance Bonus paid under the Tyco International Ltd. 2004 Stock and Incentive Plan).

2.7.          Bonus Compensation Deferral.  “Bonus Compensation Deferral” means that portion of Bonus Compensation as to which a Participant has made an election to defer receipt pursuant to Article V.

2.8.          Cause.  “Cause” means a Participant’s (i) substantial failure or refusal to perform duties and responsibilities of his or her job as required by the Company, (ii) violation of any fiduciary duty owed to the Company, (iii) conviction of a felony or misdemeanor, (iv) dishonesty, (v) theft, (vi) violation of Company rules or policy, or (vii) other egregious conduct, that has or could have a serious and detrimental impact on the Company and its employees.  The Plan Administrator, in its sole and absolute discretion, shall determine Cause.  Examples of “Cause” may include, but are not limited to, excessive absenteeism, misconduct, insubordination, violation of Company policy, dishonesty, and deliberate unsatisfactory performance (e.g., Employee refuses to improve deficient performance).

2.9.          Change of Control.  “Change of Control” means any of the following events:

(i)            any “person” (as defined in Section 13(d) and 14(d) of the Exchange Act), excluding for this purpose, (i) TIL or any subsidiary company (wherever incorporated) of TIL as defined by Section 86 of the Companies Act 1981 of Bermuda, as amended (a “Subsidiary”) or (ii) any employee benefit plan of TIL or any Subsidiary (or any person or entity organized, appointed or established by TIL for or pursuant to the terms of any such plan that acquires beneficial ownership of voting securities of TIL), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities of TIL representing more than 30 percent of the combined voting power of TIL’s then outstanding securities; provided, however, that no Change of Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by TIL;

(ii)           persons who, as of the Amendment Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason (including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction) to constitute at least a majority thereof, provided that any person becoming a Director of TIL subsequent to the Amendment Effective Date shall be considered an Incumbent Director if such person’s election or nomination for election was approved by a vote of at least 50 percent of the Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened proxy contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as defined in Section 13(d) and 14(d) of the Exchange Act) other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director;

(iii)          consummation of a reorganization, merger or consolidation or sale or other disposition of at least 80 percent of the assets of TIL (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of TIL immediately prior to such Business Combination beneficially own directly or indirectly more than 50 percent of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such Business Combination (including, without limitation, a company which, as a result of such transaction, owns TIL or all or substantially all of TIL’s assets either directly or through one or more Subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of TIL; or

(iv)          approval by the stockholders of TIL of a complete liquidation or dissolution of TIL.

2.10.        Code.  “Code” means the Internal Revenue Code of 1986, as amended (and any regulations thereunder).

2.11.        Commission Compensation.  “Commission Compensation” means any commission earned by a Participant as of any date of reference before any reduction for any amounts deferred by the Participant pursuant to Section 401(k) or Section 125 of the Code, or pursuant to this Plan or any other non-qualified plan which permits the voluntary deferral of compensation.

2.12.        Commission Compensation Deferral.  “Commission Compensation Deferral” means that portion of Commission Compensation as to which a Participant has made an election to defer receipt pursuant to Article V.

2.13.        Company.  “Company” means TME Management Corp., a Delaware corporation, its parents, subsidiaries, affiliates and successors (excluding any parent, subsidiary or affiliate that has not been approved by TME Management Corp. for participation in this Plan).  Where the context so requires, “Company” used in reference to a Participant means the specific entity that is part of the Company as defined herein that employs the Participant at any relevant time.

2.14.        Company Credit.  “Company Credit” means an amount credited by the Company for the benefit of a Participant pursuant to Section 6.3.

2.15.        Compensation.  “Compensation” means an Eligible Employee’s (i) Base Salary as in effect from time to time during a Plan Year, (ii) Commission Compensation earned during a Plan Year and (iii) Bonus Compensation earned for an applicable Fiscal Year.  In no event shall any of the following items be treated as Compensation hereunder:  (i) Payments from this Plan or any other Company nonqualified deferred compensation plan; (ii) income from the exercise of non-qualified stock options, from the disqualifying disposition of incentive stock options, or realized upon vesting of restricted stock or the delivery of shares in respect of restricted stock units (or other similar items of income related to equity compensation grants or exercises); (iii) reimbursement for moving expenses or other relocation expenses; (iv) mortgage interest differentials; (v) payment for reimbursement of taxes; or (vi) international assignment premiums, allowances or other reimbursements, or (vii) any other payments as determined by the Plan Administrator in its sole discretion.

2.16.        Compensation Deferral.  “Compensation Deferral” means that portion of Compensation as to which a Participant has made an annual irrevocable election to defer receipt pursuant to Article V or Section 6.1.  A Participant’s Compensation Deferral may consist of Base Salary Deferrals, Bonus Compensation Deferrals, Commission Compensation Deferrals, Spillover Deferrals, or a combination, as applicable to the Participant.

2.17.        Disability.  “Disability” means that a Participant either (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, is receiving (and has received for at least three months) income replacement benefits under any Company-sponsored disability benefit plan.  A Participant who has been determined to be eligible for Social Security disability benefits shall be presumed to have a Disability as defined herein.

2.18.        Discretionary Credit.  “Discretionary Credit” means any amount credited to a Participant’s Account under Section 6.4.

2.19.        Effective Date and Amendment Effective Date.  “Effective Date” means the original effective date of the Plan, which is April 1, 1994.  “Amendment Effective Date” means the effective date of this amendment and restatement of the Plan, which is January 1, 2005.

2.20.        Eligible Employee.  “Eligible Employee” for all purposes under this Plan other than eligibility for a Company Credit under Section 6.3 includes any employee of the Company who is (i) a U.S. citizen or a resident alien permanently assigned to work in the United States, (ii) paid on the United States payroll (other than Puerto Rico), (iii) either (a) subject to the requirements of section 16(a) of the Exchange Act, (b) included in career bands 1-3 of the Company’s pay scale, or (c) included in career band 4 of the Company’s pay scale and nominated by the Company for participation in this Plan, (iv) paid a Base

Salary for a relevant Plan Year that exceeds the “highly compensated employee” dollar threshold under Section 414(q)(1)(B) for such year and (v) has management responsibility.  An Eligible Employee who was barred from electing further deferrals under the Tyco Deferred Compensation Plan (as in effect prior to January 1, 2005) as the result of making a withdrawal election under Section 4.4 thereof shall be reinstated as an Eligible Employee as of the Amendment Effective Date.  Solely for purposes of determining eligibility for Company Credits under Section 6.3, “Eligible Employee” includes any employee of the Company who meets the requirements set forth in (i) and (ii) above and who, for a relevant Plan Year, is paid Compensation in excess of the limitation on includible compensation under Section 401(a)(17) of the Code.

2.21.        Enrollment and Payment Agreement.  “Enrollment and Payment Agreement” means the authorization form that an Eligible Employee files with the Plan Administrator to elect a Compensation Deferral under the Plan for a Plan Year, and/or to elect the timing and form of distribution for Company Credits or Discretionary Credits for a Plan Year.

2.22.        Exchange Act.  “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.23.        Fiscal Year.  “Fiscal Year” means the Company’s fiscal year, which is the 52- or 53-week period ending on the Friday nearest September 30 of each calendar year.

2.24.        In-Service Payment.  “In-Service Payment” has the meaning set forth in Section 8.1.

2.25.        Matching Credit.  “Matching Credit” means an amount credited to a Participant’s Account under Section 6.2.

2.26.        Maximum Matching Percentage.  “Maximum Matching Percentage” for any Plan Year means the maximum matching contribution percentage available under the RSIP for such Plan Year (disregarding any limit on the amount of matching contributions to the RSIP imposed as a result of the operation of the limitations in Section 401(a)(17), Section 402(g) or Section 415(c) of the Code); provided, that for any Participant who is employed by ADT or an ADT business unit, the Maximum Matching Percentage hereunder for any Plan Year shall be the maximum matching contribution percentage applicable to such Participant under the plan formula of the RSIP in which he or she participates.

2.27.        Measurement Funds.  “Measurement Funds” means one or more of the independently established funds or indices that are identified by the Plan Administrator.  These Measurement Funds are used solely to calculate the earnings that are credited to each Participant’s Account(s) in accordance with Article VII below, and do not represent any beneficial interest on the part of the

Participant in any asset or other property of the Company.  The determination of the increase or decrease in the performance of each Measurement Fund shall be made by the Plan Administrator in its reasonable discretion.  Measurement Funds may be replaced, new funds may be added, or both, from time to time in the discretion of the Plan Administrator; provided, that if the Measurement Funds hereunder correspond with funds available for investment under the RSIP, then, unless the Plan Administrator otherwise determines in its discretion, any addition, removal or replacement of investment funds under the RSIP shall automatically result in a corresponding change to the Measurement Funds hereunder.

2.28.        Participant.  “Participant” means any employee who satisfies the eligibility requirements set forth in Article IV.  In the event of the death or incompetency of a Participant, the term means his or her personal representative or guardian.

2.29.        Plan.  “Plan” means this Plan, entitled the Tyco Supplemental Savings and Retirement Plan, as amended and restated herein, and as amended from time to time hereafter.

2.30.        Plan Administrator.  “Plan Administrator” means the administrative committee appointed by Tyco International (US) Inc. to manage and administer the Plan (or, where the context so requires, any delegate of the Plan Administrator).

2.31.        Plan Year.  “Plan Year” means the 12 month period beginning on each January 1 and ending on the following December 31.

2.32.        Responsible Company.  “Responsible Company” has the meaning assigned to that term in Section 10.9.

2.33.        Retirement.  “Retirement” means termination of Company employment (other than for Cause) (i) after attaining age 55 and (ii) with a combination of age and Years of Service at termination totaling at least sixty.

2.34.        RSIP.  “RSIP” means any one of the Tyco International (US) Inc. Retirement Savings and Investment Plans (or any successor plan) applicable to a Participant.

2.35.        RSIP Election.  “RSIP Election” means the percentage of the Participant’s compensation that he or she has elected to contribute on a pre-tax basis to the RSIP for a Plan Year, determined at the beginning of such Plan Year.

2.36.        SERP.  “SERP” means the Tyco International (US) Inc. Supplemental Executive Retirement Plan.

2.37.        Spillover Deferrals.  “Spillover Deferrals” means Compensation Deferrals credited to the Account of a Participant as a result of an election made for a Plan Year by such Participant in accordance with the terms of Section 6.1.

2.38.        Termination Date.  “Termination Date” means the last day of a Participant’s active employment with the Company without regard to any compensation continuation arrangement, as determined by the Plan Administrator in its sole discretion.  A Participant who terminates active employment with the Company during a Plan Year, and thereafter resumes active employment prior to the beginning of the next Plan Year, shall not be deemed to have had a Termination Date hereunder with respect to the first employment termination.

2.39.        Termination Payment.  “Termination Payment” has the meaning set forth in Section 8.1.

2.40.        TIL.  “TIL” means Tyco International Ltd., a Bermuda corporation.

2.41.        Year of Service.  “Year of Service” means a Year of Service as determined under the RSIP.

ARTICLE III

Administration

3.1.          Plan Administrator.  Subject to Section 9.5, the Plan shall be administered by the Plan Administrator, which shall have full discretionary power and authority to interpret the Plan, to prescribe, amend and rescind any rules, forms and procedures as it deems necessary or appropriate for the proper administration of the Plan and to make any other determinations, including factual determinations, and take such other actions as it deems necessary or advisable in carrying out its duties under the Plan.  All decisions and determinations by the Plan Administrator shall be final and binding on the Company, Participants, Beneficiaries and any other persons having or claiming an interest hereunder.

ARTICLE IV

Eligibility for Participation

4.1.          Current Eligible Employees.  Any Eligible Employee who (i) elects a Compensation Deferral under Section 5.1 or Section 6.1 effective for the October 1, 2004 Fiscal Year or the January 1, 2005 Plan Year (as applicable), or (ii) is entitled to a Company Credit or a Discretionary Credit for the Plan Year beginning on the Amendment Effective Date shall be deemed a Participant as of the Amendment Effective Date.  An individual shall remain a Participant until that individual has received full payment of all amounts credited to the Participant’s Account.

4.2.          Future Employees.  Any future Eligible Employee will be eligible to become a Participant for the first full pay period following the date on which he makes an initial election to participate (subject to any limitations set forth herein).

ARTICLE V

Basic Deferral Participation

5.1.          Election to Participate.  An Eligible Employee may elect, by filing an Enrollment and Payment Agreement with the Plan Administrator, a Compensation Deferral with respect to (i) Base Salary payable in a Plan Year, (ii) Commission Compensation earned in the Plan Year and payable during such year or after the close thereof and (iii) Bonus Compensation earned for the Fiscal Year that ends within the Plan Year and payable after the close of such Fiscal Year.  Enrollment and Payment Agreements for all such Compensation Deferrals for a Plan Year (or the Fiscal Year that ends in such Plan Year) must be filed with the Plan Administrator on or before the November 30 immediately preceding the first day of such Plan Year unless otherwise permitted by the Plan Administrator in its sole discretion (but in such case, in no event later than the December 31 immediately preceding the first day of such Plan Year).  An individual who first becomes an Eligible Employee in any Plan Year may file an initial partial-year Enrollment and Payment Agreement, no later than 30 days after first becoming an Eligible Employee, which shall be applicable to Base Salary payable for the remainder of such Plan Year (but only for pay periods following the filing of such election).  An individual who first becomes an Eligible Employee on or after December 1 of any Plan Year but prior to December 31 of such Plan Year may file an initial Enrollment and Payment Agreement, no later than such December 31, which shall be applicable to Base Salary for the next Plan Year, Commission Compensation for the next Plan Year and/or Bonus Compensation earned for the Fiscal Year that ends within the next Plan Year and payable after the close of such Fiscal Year.

5.2.          Amount of Deferral Election.  Pursuant to each Enrollment and Payment Agreement for a Plan Year a Participant shall irrevocably elect to defer as a whole percentage: (i) up to 50% of his or her Base Salary for the applicable Plan Year (or remainder of the year, as the case may be); (ii) up to 100% of his or her Commission Compensation (net of required withholding) for the applicable Plan Year; and/or (iii) up to 100% of his or her Bonus Compensation (net of required withholding) for the applicable Fiscal Year.

5.3.          Deferral Limits.  The Plan Administrator may change the minimum or maximum deferral percentages from time to time.  Any such limits shall be communicated by the Plan Administrator prior to the due date for the Enrollment and Payment Agreement.  Amounts deferred under this Plan will not constitute compensation for any Company-sponsored qualified retirement plan.

5.4.          Period of Commitment.  A Participant’s Enrollment and Payment Agreement as to a Compensation Deferral shall remain in effect only for the immediately succeeding Plan or Fiscal Year (or the remainder of the current year, as applicable), unless otherwise allowed by the Plan Administrator in its sole discretion.

5.5.          Change of Status.  If the Plan Administrator, in its sole discretion, determines that the Participant no longer qualifies as an Eligible Employee, the Participant’s most recent Compensation Deferral shall terminate with respect to compensation earned after the effective date of such determination, and the employee shall thereafter be prohibited from making Compensation Deferrals unless otherwise determined by the Plan Administrator in its sole discretion.

5.6.          Vesting of Compensation Deferrals.  Compensation Deferrals, and earnings credited thereon, shall be 100% vested at all times (subject to Section 10.12).

ARTICLE VI

Spillover Participation/Matching, Company and Discretionary Credits

6.1.          Spillover Election.  Any Eligible Employee may elect to make Spillover Deferrals for a Plan Year.  Such election may be made by filing an Enrollment and Payment Agreement with the Plan Administrator on or before the November 30 immediately preceding the first day of such Plan Year unless otherwise permitted by the Plan Administrator in its sole discretion (but in such case, in no event later than the December 31 immediately preceding the first day of such Plan Year).  Such election shall be deemed an irrevocable commitment by such Participant to defer hereunder a percentage of his or her periodic Compensation equal to the Participant’s RSIP Election for such Plan Year, with such deferrals commencing at the time the Participant’s pre-tax RSIP contributions are suspended for the Plan Year as the result of the imposition of any limitation under Section 402(g) or Section 401(a)(17) of the Code and continuing for the remainder of the Plan Year; provided, that a Participant who elects to make Spillover Deferrals will be deemed to have made a commitment to maintain his or her RSIP Election in effect for the entire Plan Year (up to the time of such suspension) without change.

6.2.          Matching Credits.  An Eligible Employee who has elected to make Compensation Deferrals for a Plan Year shall receive Matching Credits, equal to the Participant’s Maximum Matching Percentage multiplied by (i) the dollar amount of the Participant’s Compensation Deferrals under Section 5.1 for such Plan Year on Compensation up to the applicable annual dollar limitation set forth in Section 401(a)(17) of the Code, and (ii) the amount of Compensation for such Plan Year from which Spillover Deferrals (if any) are made under Section 6.1 (disregarding any such Compensation that exceeds the applicable annual dollar limitation set forth in Section 401(a)(17) of the Code).  Matching Credits shall be credited to a Participant’s Account at such time or times as may be determined by the Plan Administrator in its sole discretion, but in no event less frequently than annually.

6.3.          Company Credits.  A Participant who is an Eligible Employee for purposes of this Section 6.3 for any Plan Year shall receive Company Credits for such Plan Year in an amount equal to the Participant’s Maximum Matching Percentage for such Plan Year multiplied by the Participant’s Compensation in excess of the annual dollar limitation set forth in Section 401(a)(17) of the Code for such Plan Year.  Company Credits shall be credited to a Participant’s Account at such time or times as may be determined by the Plan Administrator in its sole discretion, but in no event less frequently than annually, as of the last day of a Plan Year.  A Participant who has elected to make Compensation Deferrals for a Plan Year, and who receives a Company Credit for such Plan Year, shall have the portion of his Account attributable to such Company Credit, if vested, distributed as specified in his Enrollment and Payment Agreement for such Plan Year.  A Participant who has not elected to make Compensation Deferrals for a Plan Year, but who receives a Company Credit for such Plan Year (and has not previously received any Company Credit under the Plan), shall file with the Plan Administrator an Enrollment and Payment Agreement as soon as practical (but no later than 30 days) after becoming eligible for such Company Credit, electing the timing and form of payment of the portion of the Participant’s Account attributable to such Company Credit, if vested.  Such election shall be deemed to apply also to any Company Credit received in any future Plan Year for which the Participant does not have in effect an Enrollment and Payment Agreement.  If such Participant does not file an Enrollment and Payment Agreement by the date specified by the Plan Administrator, he or she shall be deemed to have elected to have the portion of his Account attributable to such Company Credit, and each Company Credit received in a future Plan Year for which the Participant does not have in effect an Enrollment and Payment Agreement, paid (if vested) as an In-Service Payment in a single lump-sum in the fifth Plan Year following the Plan Year for which each such Company Credit was received.

6.4.          Discretionary Credits.  A Participant who is an Eligible Employee for any Plan Year may receive a Discretionary Credit for such Plan Year.  Such credit shall be in such amount as may be determined by the Company in its sole discretion, and shall be credited to the Participant’s Account at such time or times as may be determined by the Company in its sole discretion.  A Participant who has elected to make Compensation Deferrals for a Plan Year, and who receives a Discretionary Credit for such Plan Year, shall have the portion of his Account attributable to such Discretionary Credit (if vested) distributed as specified in his Enrollment and Payment Agreement for such Plan Year.  A Participant who has not elected to make Compensation Deferrals for a Plan Year, but who receives a Discretionary Credit for such Plan Year (and has not previously received any Discretionary Credit under the Plan), shall file with the Plan Administrator an Enrollment and Payment Agreement as soon as practical (but no later than 30 days) after becoming eligible for such Discretionary Credit, electing the timing and form of payment of the portion of the Participant’s Account attributable to such Discretionary Credit (if vested).  Such election shall be deemed to apply also to any Discretionary Credit received in any future Plan Year for which the Participant does not have in effect an Enrollment and Payment Agreement.  If such Participant does not file an Enrollment and Payment Agreement by the date specified by the Plan Administrator, he or she shall be deemed to have elected to have the portion of his Account attributable to such Discretionary Credit, and each Discretionary Credit received in a future Plan Year for which the Participant does not have in effect an Enrollment and Payment Agreement, paid (if vested) as an In-Service Payment in a single lump-sum in the fifth Plan Year following the Plan Year for which each such Discretionary Credit was received.

6.5.          Vesting of Matching, Company and Discretionary Credits.  The portion of a Participant’s Account attributable to Matching Credits and Company Credits shall become 100% vested upon the completion of three Years of Service (subject to Section 10.12).  The portion of a Participant’s Account attributable to Matching Credits and Company Credits shall also become 100% vested (i) if his or her employment terminates by reason of his or her death, Disability or Retirement, or (ii) upon the occurrence of a Change of Control (subject in each case to Section 10.12).  The portion of a Participant’s Account attributable to Discretionary Credits shall become 100% vested upon the date and/or upon the occurrence of the event(s) specified by the Company in its sole discretion (subject to Section 10.12).

ARTICLE VII

Participant Account

7.1.          Establishment of Account.  The Plan Administrator shall establish and maintain an Account with respect to each Participant’s annual Compensation Deferrals, Matching Credits, Company Credits, and/or Discretionary Credits, as applicable.  Compensation Deferrals pursuant to Section 5.1 and Spillover Deferrals pursuant to Section 6.1 shall be credited by the Plan Administrator to the Participant’s Account as soon as practicable after the date on which such Compensation would otherwise have been paid, in accordance with the Participant’s election.  The Participant’s Account shall be reduced by the amount of payments made to the Participant or the Participant’s Beneficiary pursuant to this Plan, and any forfeitures.

7.2.          Earnings (or Losses) on Account.  Participants must designate, on an Enrollment and Payment Agreement or by such other means as may be established by the Plan Administrator, the portion of the credits to their Account that shall be allocated among the various Measurement Funds.  In default of such designation, credits to a Participant’s Account shall be allocated to one or more default Measurement Funds as determined by the Plan Administrator in its sole discretion.  A Participant’s Account shall be credited with all deemed earnings (or losses) generated by the Measurement Funds, as elected by the Participant, on each business day for the sole purpose of determining the amount of earnings to be credited or debited to such Account as if the designated balance of the Account had been invested in the applicable Measurement Fund.  Notwithstanding that the rates of return credited to Participant’s Accounts are based upon the actual performance of the corresponding Measurement Funds, the Company shall not be obligated to invest any amount credited to a Participant’s Account under this Plan in such Measurement Funds or in any other investment funds.  Upon notice to the Plan Administrator in the manner it prescribes, a Participant may reallocate the Funds to which his or her Account is deemed to be allocated.

7.3.          Valuation of Account.  The value of a Participant’s Account as of any date shall equal the amounts theretofore credited to such Account, including any earnings (positive or negative) deemed to be earned on such Account in accordance with Section 7.2, less the amounts theretofore deducted from such Account.

7.4.          Statement of Account.  The Plan Administrator shall provide or make available to each Participant (including electronically), not less frequently than quarterly, a statement in such form as the Plan Administrator deems desirable setting forth the balance standing to the credit of his or her Account.

7.5.          Payments from Account.  Any payment made to or on behalf of a Participant from his or her Account in an amount which is less than the entire balance of his or her Account shall be made pro rata from each of the Measurement Funds to which such Account is then allocated.

7.6.          Separate Accounting.  If and to the extent required for the proper administration of the vesting or payments provisions of the Plan, the Plan Administrator may segregate a Participant’s Account into sub-accounts on the books and records of the Plan, all of which sub-accounts shall, together, constitute the Participant’s Account.

ARTICLE VIII

Payments to Participants

8.1.          Annual Election.  Except as otherwise provided in Sections 6.3, 6.4, 8.3 or 8.4, any portion of the Participant’s Account attributable to his or her Compensation Deferrals, vested Matching Credits, vested Company Credits or vested Discretionary Credits for a Plan Year shall be distributed as a payment to be made or to commence following the Participant’s termination of employment (“Termination Payment”) or as a payment to be made or to commence at a specified date, without reference to the Participant’s termination of employment (an “In-Service Payment”).  Termination Payments and In-Service Payments shall be made in one of the following methods, as elected by the Participant in the Enrollment and Payment Agreement filed with the Plan Administrator for such Plan Year: (i) one lump sum; or (ii) annual installments payable over up to fifteen years.  A Termination Payment shall be made, or shall commence, on or as soon as practicable after March 1st of the year following the year in which the Participant’s Termination Date occurs.  An In-Service Payment shall be made, or shall commence, on or as soon as practicable after March 1st of the payment year designated by the Participant in the applicable Enrollment and Payment Agreement, which year shall be no earlier than the fifth Plan Year following the Plan Year for which the initial filing of the Enrollment and Payment Agreement was made with respect to that In-Service Payment (provided, that if the Participant’s employment terminates before the scheduled payment year for one or more In-Service Payments, and the Participant is not re-employed before the last day of the year in which such termination occurs, such payment shall instead be made, or shall commence, on or as soon as practicable after March 1st of the year following the year in which the Participant’s Termination Date occurs).

8.2.          Change in Election.  Subject to Section 10.20, a Participant may change the payment date and/or the form of an existing In-Service Payment election for a Plan Year by filing a new payment election, in the form specified by the Plan Administrator, at least 12 months prior to the original payment date (in the case of installment payments, the date of the first scheduled installment payment), provided that such new election delays the payment year by at least five years from the original payment year, and provided, further, that such change in election shall not be effective until 12 months from the date it is filed.  No change in payment date or form of payment may be made with respect to a Termination Payment once elected.  In addition, a Participant’s reemployment following the commencement of installment payments shall not cause any suspension or interruption in such installment payments.

8.3.          Cash-Out Payments.  Notwithstanding any election made under Section 8.1 or Section 8.2, if (i) the total value of the Participant’s Account on the first day of the Plan Year following his or her Termination Date is less than $5000 or (ii) the Participant’s termination is due to voluntary resignation (other than Retirement or Disability), then the Participant’s Account shall be paid to the Participant in one lump sum on or as soon as practicable after March 1st of the year following the year in which the Participant’s Termination Date occurs.

8.4.          Death or Disability Benefit.  Upon the death or Disability of a Participant, the Participant or the Participant’s Beneficiary, as applicable, shall be paid the balance in his or her Account in the form of a lump sum payment, with such payment to be made as soon as practicable after the calendar quarter in which occurs such Participant’s death or Disability.  Such payment shall be in an amount equal to the value of the Participant’s Account of the last day of the calendar quarter following the Participant’s death or Disability, with the Measurement Funds being deemed to have been liquidated on that date to make the payment.

8.5.          Valuation of Payments.  Any lump sum benefit under Sections 8.1, 8.2 or 8.3 shall be payable in an amount equal to the value of the Participant’s Account (or relevant portion thereof) as of the December 31 preceding the relevant payment date, with the Measurement Funds being deemed to have been liquidated on that date to make the payment.  The first annual installment payment in a series of installment payments shall be equal to (i) the value of the Participant’s Account (or relevant portion thereof) as of the December 31 preceding the relevant payment date, with the Measurement Funds being deemed to have been liquidated on that date to make the payment, divided by (ii) the number of installment payments elected by the Participant.  The remaining installments shall be paid in an amount equal to (iii) the value of such Account (or relevant portion thereof) as of the December 31 preceding the relevant payment date, with the Measurement Funds being deemed to have been liquidated on that date to make the payment, divided by (iv) the number of remaining unpaid installment payments.

8.6.          Unforeseeable Emergency.  In the event that the Plan Administrator, upon written request of a Participant, determines that the Participant has suffered an “unforeseeable emergency” within the meaning of Code Section 409A(a)(2)(B)(ii), the Participant shall be paid from that portion of his or her Account resulting from Compensation Deferrals, as soon as practical following such determination, an amount necessary to meet the emergency, after deduction of any and all taxes as may be required pursuant to Section 8.7 (but in no event to exceed the maximum permitted amount determined under Code Section 409A(a)(2)(B)(ii)).

8.7.          Withholding Taxes.  The Company may make such provisions and take such action as it may deem necessary or appropriate for the withholding of any taxes which the Company is required by any law or regulation of any governmental authority, whether federal, state or local, to withhold in connection with any benefits under the Plan, including, but not limited to, the withholding of appropriate sums from any amount otherwise payable to the Participant (or his or her Beneficiary).  Each Participant, however, shall be responsible for the payment of all individual tax liabilities relating to any such benefits.

8.8.          Effect of Payment.  The full payment of the applicable benefit under this Article VIII shall completely discharge all obligations on the part of the Company to the Participant (and each Beneficiary) with respect to the operation of this Plan, and the Participant’s (and Beneficiary’s) rights under this Plan shall terminate.

ARTICLE IX

Claims Procedures

9.1.          Claim.  A Participant who believes that he or she is being denied a benefit to which he or she is entitled under the Plan may file a written request for such benefit with the Plan Administrator, setting forth his or her claim for benefits.

9.2.          Claim Decision.  The Plan Administrator shall reply to any claim filed under Section 9.1 within 90 days of receipt, unless it determines to extend such reply period for an additional 90 days for reasonable cause.  If the claim is denied in whole or in part, such reply shall include a written explanation, using language calculated to be understood by the Participant, setting forth:

(i)            the specific reason or reasons for such denial;

(ii)           the specific reference to relevant provisions of this Plan on which such denial is based;

(iii)          a description of any additional material or information necessary for the Participant to perfect his or her claim and an explanation why such material or such information is necessary;

(iv)          appropriate information as to the steps to be taken if the Participant wishes to submit the claim for review;

(v)           the time limits for requesting a review under Section 9.3 and for review under Section 9.4 hereof; and

(vi)          the Participant’s right to bring an action for benefits under Section 502 of ERISA.

9.3.          Request for Review.  Within 60 days after the receipt by the Participant of the written explanation described above, the Participant may request in writing that the Plan Administrator review its determination.  The Participant or his or her duly authorized representative may, but need not, review the relevant documents and submit issues and comment in writing for consideration by the Plan Administrator.  If the Participant does not request a review of the initial determination within such 60-day period, the Participant shall be barred and estopped from challenging the determination.

9.4.          Review of Decision.  After considering all materials presented by the Participant, the Plan Administrator will render a written decision, setting forth the specific reasons for the decision and containing specific references to the relevant provisions of this Plan on which the decision is based.  The decision on review shall normally be made within 60 days after the Plan Administrator’s receipt of the Participant’s claim or request.  If an extension of time is required for a hearing or other special circumstances, the Participant shall be notified and the time limit shall be 120 days.  The decision shall be in writing and shall state the reasons and the relevant Plan provisions and the Participant’s right to bring an action for benefits under Section 502 of ERISA.  All decisions on review shall be final and shall bind all parties concerned.

9.5.          Special Appeals Committee.  Notwithstanding the above, any claim, or appeal of a claim denial, under this Plan or any predecessor plan that falls within the scope of the resolution adopted by the Tyco International (US) Inc. Board of Directors on December 8, 2003 creating a committee (the “Special Appeals Committee”) with respect to benefit claims and appeals by certain former executives (“Named Executives”) as contemplated therein shall be handled by the Special Appeals Committee under and in accordance with the procedures adopted by the Special Appeals Committee, which procedures shall be incorporated by reference herein.  In connection therewith, the Special Appeals Committee shall have full discretionary power and authority to interpret the Plan or any predecessor plan, to prescribe, amend and rescind any rules, forms and procedures as it deems necessary or appropriate for the proper administration of the Plan or any predecessor plan and to make any other determinations, including factual determinations, and take such other actions as it deems necessary or advisable in carrying out its duties under the Plan or any predecessor plan with respect to the Named Executives.  All decisions and determinations by the Special Appeals Committee shall be final and binding on the Company, the Named Executives, their Beneficiaries and any other persons having or claiming an interest hereunder by or through them.

ARTICLE X

Miscellaneous

10.1.        Protective Provisions.  Each Participant and Beneficiary shall cooperate with the Plan Administrator by furnishing any and all information requested by the Plan Administrator in order to facilitate the payment of benefits hereunder.  If a Participant or Beneficiary refuses to cooperate with the Plan Administrator, the Company shall have no further obligation to the Participant or Beneficiary under the Plan, other than payment of the then-current balance of the Participant’s Accounts in accordance with prior elections and subject to Section 10.12.

10.2.        Inability to Locate Participant or Beneficiary.  In the event that the Plan Administrator is unable to locate a Participant or Beneficiary within two years following the date the Participant was to commence receiving payment, the entire amount allocated to the Participant’s Account shall be forfeited.  If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings from the date payment was to commence pursuant to Article VIII.

10.3.        Designation of Beneficiary.  Each Participant may designate in writing a Beneficiary or Beneficiaries (which Beneficiary may be an entity other than a natural person if approved by the Committee in its sole discretion) to receive any payments which may be made under the Plan following the Participant’s death.  No Beneficiary designation shall become effective until it is in writing and it is filed with the Plan Administrator.  A Beneficiary designation under the Plan may be separate from all other retirement-type plans sponsored by the Company.  Such designation may be changed or canceled by the Participant at any time without the consent of any such Beneficiary.  Any such designation, change or cancellation must be made in a form approved by the Plan Administrator and shall not be effective until received by the Plan Administrator, or its designee.  If no Beneficiary has been named, or the designated Beneficiary or Beneficiaries shall have predeceased the Participant, the Beneficiary shall be the Participant’ s estate.  If a Participant designates more than one Beneficiary, the interests of such Beneficiaries shall be paid in equal shares, unless the Participant has specifically designated otherwise.

10.4.        No Contract of Employment.  Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as  giving any Participant or any person whosoever, the right to be retained in the service of the Company, and all Participants and other employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

10.5.        No Limitation on Company Actions.  Nothing contained in the Plan shall be construed to prevent the Company from taking any action which is deemed by it to be appropriate or in its best interest.  No Participant, Beneficiary, or other person shall have any claim against the Company as a result of such action.

10.6.        Obligations to Company.  If a Participant becomes entitled to a payment of benefits under the Plan, and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owing to the Company, then the Company may offset such amount owed to it against the amount of benefits otherwise distributable.  Such determination shall be made by the Plan Administrator in its sole discretion.

10.7.        No Liability for Action or Omission.  Neither the Company nor any director, officer or employee of the Company shall be responsible or liable in any manner to any Participant, Beneficiary or any person claiming through them for any benefit or action taken or omitted in connection with the granting of benefits, the continuation of benefits, or the interpretation and administration of this Plan.

10.8.        Nonalienation of Benefits.  Except as otherwise specifically provided herein, all amounts payable hereunder shall be paid only to the person or persons designated by the Plan and not to any other person or corporation.  No part of a Participant’s Account shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall such accounts of a Participant be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever.  If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any payment from the Plan, voluntarily or involuntarily, the Plan Administrator, in its discretion, may cancel such payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Plan Administrator shall direct.  Notwithstanding the foregoing, all or a portion of a Participant’s Account may be awarded to an “alternate payee” (within the meaning of Section 206(d)(3)(K) of ERISA) if and to the extent so provided in a judgment, decree or order that, in the Committee’s sole discretion, would meet the applicable requirements for qualification as a “qualified domestic relations order” (within the meaning of Section 206(d)(3)(B)(i) of ERISA) if the Plan were subject to the provisions of Section 206(d) of ERISA.

10.9.        Liability for Benefit Payments.  The obligation to pay or provide for payment of a benefit hereunder to any Participant or his or her Beneficiary shall, at all times, be the sole and exclusive liability and responsibility of the Company that employed the Participant immediately prior to the event giving rise to a payment obligation (the “Responsible Company”).  No other Company or parent, affiliated, subsidiary or associated company shall be liable or responsible for such payment, and nothing in this Plan shall be construed as creating or imposing any joint or shared liability for any such payment (other than the TIL guarantee set forth in Section 10.10 below).  The fact that a Company or a parent, affiliated, subsidiary or associated company other than the Responsible Company actually makes one or more payments to a Participant or his Beneficiary shall not be deemed a waiver of this provision; rather, any such payment shall be deemed to have been made on behalf of and for the account of the Responsible Company.

10.10.      TIL Guarantee.  TIL guarantees the payment by the Responsible Company of any benefits provided for or contemplated under this Plan which either (i) the Responsible Company concedes are due and owing to a Participant or Beneficiary or (ii) are finally determined to be due and owing to a Participant or Beneficiary, but which in either case the Responsible Company fails to pay.

10.11.      Unfunded Status of Plan.  The Plan is intended to constitute an “unfunded” deferred and supplemental retirement compensation plan for Participants, with all benefits payable hereunder constituting an unfunded contractual payment obligation of the Company.  Nothing contained in the Plan, and no action taken pursuant to the Plan, shall create or be construed to create a trust of any kind.  The Company shall reflect on its books the Participants’ interests hereunder, but no Participant or any other person shall under any circumstances acquire any property interest in any specific assets of the Company.  Nothing contained in this Plan and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between the Company and any Participant or other person.  A Participant’s right to receive payments under the Plan shall be no greater than the right of an unsecured general creditor of the Company.  Except to the extent that the Company determines that a “rabbi” trust may be established in connection with the Plan, all payments shall be made from the general funds of the Company, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment.  The Company’s obligations under this Plan are not assignable or transferable except to (i) any corporation or partnership which acquires all or substantially all of the Company’s assets or (ii) any corporation or partnership into which the Company may be merged or consolidated.  The provisions of the Plan shall inure to the benefit of each Participant and the Participant’s Beneficiaries, heirs, executors, administrators or successors in interest.

10.12.      Forfeiture for Cause.  Not withstanding any other provision of this Plan, if a Participant’s employment is terminated for Cause, or if the Plan Administrator determines that a Participant whose employment terminates for any other reason had engaged in conduct prior to his or her termination which would have constituted Cause, then the Plan Administrator may determine in its sole discretion that such Participant’s Account under the Plan shall be forfeited and shall not be payable hereunder.

10.13.      Governing Law.  This Plan shall be construed in accordance with and governed by the laws of the State of New York to the extent not superseded by federal law, without reference to the principles of conflict of laws.

10.14.      Severability of Provisions.  If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

10.15.      Headings and Captions.  The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

10.16.      Gender, Singular and Plural.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require.  As the context may require, the singular may read as the plural and the plural as the singular.

10.17.      Notice.  Any notice or filing required or permitted to be given to the Plan Administrator under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Plan Administrator, Tyco Supplemental Savings and Retirement Plan, c/o Tyco HR Benefits, Tyco International, One Town Center Road, Boca Raton, FL 33486-1010, or to such other person or entity as the Plan Administrator may designate from time to time.  Such notice shall be deemed given as to the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

10.18.      Amendment and Termination.  The Plan may be amended, suspended, or terminated at any time by TME Management Corp. or by the Plan Administrator in its sole discretion; provided, however, that no such amendment, suspension or termination shall result in any reduction in the value of a Participant’s Account determined as of the effective date of such amendment.  In addition, the Plan, and/or the terms of any election made hereunder, may be amended at any time and in any respect by TME Management Corp. or by the Plan Administrator if and to the extent recommended by counsel in order to conform to the requirements of Code Section 409A and regulations thereunder or to maintain the tax-qualified status of the RSIP.  In the event of any suspension or termination of the Plan, payment of Participants’ Accounts shall be made under and in accordance with the terms of the Plan and the applicable elections (except that the Plan Administrator may determine, in its sole discretion, to accelerate payments to all Participants if and to the extent that such acceleration is permitted under Code Section 409A and regulations thereunder).

10.19.      Delay of Payment for Specified Employees.  Notwithstanding any provision of this Plan to the contrary, in the case of any Participant who is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i), no distribution under this Plan may be made, or may commence, before the date which is 6 months after the date of such Participant’s “separation from service” within the meaning of Code Section 409A(a)(2)(B)(i) (or, if earlier, the date of the Participant’s death).

10.20.      Special Rule Regarding Election Changes in 2005 and 2006.  To the extent permitted under the provisions of Internal Revenue Service Notice 2005-1, A-19(c) and subsequent related guidance, the Company may, in its sole discretion, permit a Participant to modify an existing election with respect to the timing and form of payment of the Participant’s Account hereunder without regard to the limitations set forth in Section 8.2, so long as (i) such modification is made on or before December 31, 2006 (or, in the case of any amount that would have been payable in 2006, December 31, 2005), and (ii) such modified election is consistent with the provisions of Sections 8.1 and 10.19 hereof.